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                CREDIT SUISSE WARBURG PINCUS EUROPEAN EQUITY FUND
           CREDIT SUISSE WARBURG PINCUS GLOBAL TELECOMMUNICATIONS FUND
            CREDIT SUISSE WARBURG PINCUS GLOBAL HEALTH SCIENCES FUND
           CREDIT SUISSE WARBURG PINCUS GLOBAL FINANCIAL SERVICES FUND
               CREDIT SUISSE WARBURG PINCUS SMALL CAP GROWTH FUND
                CREDIT SUISSE WARBURG PINCUS EMERGING GROWTH FUND
               CREDIT SUISSE WARBURG PINCUS EMERGING MARKETS FUND
              CREDIT SUISSE WARBURG PINCUS GLOBAL FIXED INCOME FUND
                CREDIT SUISSE WARBURG PINCUS MUNICIPAL BOND FUND
              CREDIT SUISSE WARBURG PINCUS NEW YORK MUNICIPAL FUND
                 CREDIT SUISSE WARBURG PINCUS JAPAN GROWTH FUND

                                 RULE 18f-3 PLAN


         Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangements and expense allocation of each class (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares and the exchange features of each class are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of each fund that adopts this Plan (the "Fund" and together the "Funds"), by action of the governing Board of the Fund.

         The governing Board, including a majority of the non-interested Board members, of each Fund has determined that the following Plan is in the best interests of each class individually and the Fund as a whole:

         1. CLASS DESIGNATION. Shares of a Fund may be divided into two or more of the following classes: Common Class shares, Institutional Class shares, Advisor Class shares and Class A shares. One or more classes may cease to be offered by one or more Funds from time to time.

         2. DIFFERENCES IN SERVICES. Credit Suisse Asset Management Securities, Inc. ("CSAMSI") will provide administrative services with respect to the Common Class shares, Institutional Class shares, Advisor Class shares, and Class A shares of each Fund, as applicable. CSAMSI or its affiliates will also provide, or enter into agreements with other parties to provide, shareholder servicing and/or distribution services to holders of Fund shares. CSAMSI or its affiliates may compensate financial-services firms such as banks, brokers and financial advisers ("Institutions") that provide distribution services, shareholder services and/or administrative and accounting services to or on behalf of their clients or customers who beneficially own Fund shares.

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         3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS.

         COMMON CLASS SHARES. Common Class shares are sold to the general public and may be subject to distribution fees in accordance with a Shareholder Servicing and Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act, under which a Fund may pay CSAMSI a maximum of .25 of 1% per annum for services under that Plan. Specified minimum initial and subsequent purchase amounts are applicable to the Common Class shares. Common Class shares are also available through certain Institutions that may or may not charge their customers transaction fees or other fees in connection with investing in Common Class shares. Certain features of a Fund, such as the minimum initial or subsequent investment amounts, may be modified for investments through Institutions and in certain other instances. CSAMSI or its affiliates may pay certain Institutions a fee based on the value of accounts maintained by such Institutions and/or the value of assets invested in Common Class shares of a Fund. Institutions may also be paid additional amounts related to marketing costs.

         INSTITUTIONAL CLASS SHARES. Institutional Class shares are generally available for purchase only by investors who have entered into an investment management agreement with the Fund's investment adviser (the "Adviser") or its affiliates. Institutional Class shares are not subject to annual distribution fees payable by the Funds that offer Institutional Class shares. Specified minimum initial and subsequent purchase amounts are generally applicable to the Institutional Class shares.

         ADVISOR CLASS SHARES. Advisor Class shares are available for purchase through Institutions. Advisor Class shares may be charged a shareholder service fee (the "Shareholder Service Fee") payable at an annual rate of up to .25 of 1%, and a distribution and/or administrative services fee (the "Distribution Service Fee") payable at an annual rate of up to .50 of 1% of the average daily net assets of such Class under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Payments may be made pursuant to a Distribution Plan to an Institution directly out of the assets of the Fund or by CSAMSI on the Fund's behalf. Additional payments may be made by CSAMSI, the Adviser or an affiliate of either from time to time to Institutions for providing distribution, administrative, accounting and/or other services with respect to Advisor Class shares. Institutions may also be paid additional amounts related to marketing costs. In certain cases, an Institution may be paid a one-time fee based on the value of assets invested in the accounts and/or an annual fee based on the value of new assets invested in the accounts. Payments by the Fund shall not be made to an Institution pursuant to the Plan with respect to services for which Institutions are otherwise compensated by CSAMSI or an affiliate thereof. There is no minimum amount of initial or subsequent purchases of Advisor Class shares.

         CLASS A SHARES. Class A shares are offered subject to a front-end sales load of up to 5.75% of the offering price of the Fund; PROVIDED, HOWEVER, that such front-end sales charges may be waived in certain circumstances described in the relevant Fund's prospectus and statement of additional information. Each Fund's Class A shares are subject to a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A shares of such Fund consisting of distribution payments and/or service fees of .25 of 1% per year of the average daily net assets of the Class A shares of such Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class A shares.


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         GENERAL. Payments may be made to organizations, the customers or clients of which invest in a Fund's Common Class shares, Institutional Class shares, Advisor Class shares or Class A shares, by CSAMSI, Credit Suisse Asset Management, LLC or an affiliate of either from such entity's own resources, which may include a fee it receives from the Fund. In certain cases, a portion of such payments may be reimbursed by the relevant Fund.

         4. EXPENSE ALLOCATION. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a Plan adopted pursuant to Rule 12b-1 under the 1940 Act; and (b) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific Class. All other expenses of a Fund shall be allocated among outstanding Classes on the basis of relative net assets..

         The distribution, administrative and shareholder servicing fees and other expenses listed above which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; PROVIDED, HOWEVER, that any Fund making daily distributions of its net investment income may allocate these items to each share regardless of class or on the basis of relative net assets (settled shares), applied in each case consistently.

         5. EXCHANGE PRIVILEGES. Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies that hold themselves out to investors as part of the Credit Suisse family of funds, subject to certain exceptions as set forth in the prospectus, statement of additional information or shareholder guide with respect to a particular class, and (b) shares of certain other investment companies or classes thereof specified from time to time.

         6. ADDITIONAL INFORMATION. This Plan is qualified by and subject to the terms of the then current prospectus, statement of additional information and shareholder guide for the applicable Class; PROVIDED, HOWEVER, that none of the terms set forth in any such materials shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus, statement of additional information and shareholder guide for each Class may contain additional information about that Class and the applicable Fund's multiple class structure.

         Dated: November 12, 2001


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